Exhibit 10(f)(ii)
AMENDMENT NUMBER ONE
TO THE
HARRIS CORPORATION RETIREMENT PLAN
     WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective October 1, 2005 (the “Plan”);
     WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;
     WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan; and
     WHEREAS, the Employee Benefits Committee desires to amend the Plan to exclude from participation therein any employee who is eligible to participate in, or will be eligible to participate in after satisfaction of applicable age, service or entry date requirements, any other United States tax-qualified defined contribution plan sponsored or maintained by the Corporation or any of its subsidiaries.
     NOW, THEREFORE, BE IT RESOLVED, that clause (e) within the definition of “Eligible Employee” in Article 2 of the Plan hereby is amended in its entirety to read as follows, effective as of June 1, 2006:
(e) who is eligible to participate in, or will be eligible to participate in after satisfaction of applicable age, service or entry date requirements, any other United States tax-qualified defined contribution plan sponsored or maintained by the Company or any of its subsidiaries.
     APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 13th day of June, 2006.

/s/ John D. Gronda
Secretary